FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires Institutional-Quality
Manhattan Office Building Located at 1440 Broadway

NYRR’s Portfolio Now Totals $2.1 Billion of Acquired Assets

New York, New York, December 26, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that it acquired from a subsidiary of Rockpoint Group, L.L.C. (“Rockpoint”) the fee simple interest in an institutional-quality office building located at 1440 Broadway in Times Square South. The purchase price for the building was $528.6 million, exclusive of closing costs. The 25-story property is 95% leased and contains approximately 756,000 rentable square feet. Approximately 40% of the rental income from the property is derived from investment-grade rated companies. The largest tenant in the building is Macy’s, Inc., which occupies approximately 27% of the building’s rentable square footage.

Michael A. Happel, Chief Investment Officer of NYRR, noted, “We are thrilled to announce the acquisition of 1440 Broadway, located in the Times Square South neighborhood which we believe has long-term growth potential as the Times Square submarket expands. This asset is in first-rate condition and has a recognizable mix of investment grade and credit tenants from various industries. Our portfolio’s asset value now exceeds $2.1 billion, including all announced acquisitions to date, as we have successfully deployed our raised equity. We remain focused on building a first class company with a concentration on New York City real estate. Our team will continue to endeavor to identify and acquire strong assets in prime locations and at good prices, enabling us to further grow our New York City real estate portfolio.”

Eastdil Secured acted as a special advisor to Rockpoint in this transaction.

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

About Rockpoint

Rockpoint is a global real estate investment management firm headquartered in Boston, with additional primary offices in San Francisco, Dallas and London. The firm employs a fundamental value approach to investing and focuses on select product types and geographic regions, with a primary emphasis on opportunities in major coastal markets in the United States. Since its inception in 2003, Rockpoint has sponsored six private investment funds and four co-investment vehicles, with aggregate capital commitments of approximately $9 billion. The firm's six Managing Members have been working and investing together for 14 years and Rockpoint’s Founding Managing Members have been working and investing together since 1996. Through the Rockpoint sponsored funds and in prior investment vehicles, Rockpoint’s Founding Managing Members have together invested nearly $11 billion of equity in more than 330 transactions with a total capitalization of approximately $42 billion.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCworks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500